Exhibit 10.1

ADVISOR AGREEMENT

This Advisor Agreement (“Agreement”) is entered into as of April 22, 2023 (the “Effective Date”) between Kezar Life Sciences, Inc. (the “Company”), a Delaware corporation, and Christopher Kirk, Ph.D. (“Consultant”). Company and the Consultant are referred to herein individually as “Party,” and collectively as the “Parties.”

Whereas, Consultant resigned from his position as President and Chief Scientific Officer of the Company, effective April 21, 2023 (the “Resignation Date”), and the Company wishes to retain Consultant as a Scientific and Strategic Advisor; and

Whereas, Consultant is also serving as a non-employee member of the Company’s Board of Directors.

Now, Therefore, the Parties hereby agree as follows:

1.
The Services. Commencing on the Effective Date, the Company hereby retains Consultant as an independent contractor on the terms set forth herein. Consultant will serve as a Scientific and Strategic Advisor to the Company and will report to the Chief Executive Officer (“Services”). Consultant agrees to timely submit to Company any and all intellectual and tangible work product resulting from Consultant’s performance of the Services (the “Work Product”). During the Term (defined below) of this Agreement, Consultant shall not enter into any other service arrangements or employment that would reasonably constitute a conflict of interests with the Services provided to the Company or would be likely to result in the breach or anticipated breach of any provisions of this Agreement regarding Confidential Information or Kezar Intellectual Property, absent prior notice and the written consent of the Company.
2.
Compensation.
2.1.
Fees and Expenses. Consultant shall be paid a fee of $41,050 per calendar month for providing the Services (the “Rate”). Services for any partial months will be pro-rated based on the monthly Rate. The Company will also reimburse Consultant for reasonable out-of-pocket expenses that Consultant is required to incur in providing the Services.
2.2.
Stock Options. During the Term of this Agreement, Consultant shall be deemed a “Service Provider” as such term is defined under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), and the provision of Services hereunder shall be deemed “Continuous Services” as such term is defined under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”). Accordingly, all outstanding stock options held by Consultant as of the Effective Date will continue to vest for the duration of the Term, to the extent legally permissible under and subject to the terms and conditions of the 2015 Plan and 2018 Plan, as applicable. For clarity, however, all outstanding Incentive Stock Options held by Consultant will cease to qualify as Incentive Stock Options and will convert to Nonstatutory Stock Options three (3) months after the Resignation Date, to the extent not so exercised by Consultant on or before such day. During the Term, Consultant will remain eligible for additional awards under the 2018 Plan and will remain eligible for modifications, replacements or adjustments of outstanding stock options held by Consultant under the 2015 Plan or 2018 Plan, as determined in the sole discretion of the Board, including but not limited to changes resulting from the exercise of the Board’s (or its delegate’s) authority under Section 2(b) of the 2018 Plan.
2.3.
Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Consultant will be eligible to continue group health insurance benefits following the Resignation Date. If Consultant timely elects continued coverage under COBRA, the Company shall reimburse Consultant for COBRA premiums to continue his health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Resignation Date and ending on the earliest to occur of: (i) the termination of this Agreement; (ii) December 31, 2023; (iii) the date Consultant becomes eligible for group health insurance coverage through a new employer; or (iv) the date Consultant ceases to be eligible for COBRA coverage for any reason. Consultant is required to timely pay all premiums, and then provide the Company with proof of same, to obtain reimbursement for COBRA premiums under this Section 2.3. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot reimburse the COBRA premiums without a substantial risk of violating applicable law, then the Company instead shall pay Consultant a fully taxable cash payment equal to the remaining COBRA premiums due under this Section, subject to applicable tax withholdings, which Consultant may, but is not obligated to, use toward the cost of COBRA premiums. In the event Consultant becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the time that the Company is providing the COBRA premiums, Consultant must immediately notify the Company of such event.
2.4.
Waiver of Director Compensation. Following the Resignation Date, Consultant would be considered an “Eligible Director,” as such term is defined under the Company’s Non-Employee Director Compensation Policy, as amended (the “Director Compensation Policy”). As consideration for the advisory fees and other compensation under this Agreement, Consultant expressly declines all cash and equity compensation that Consultant would otherwise be entitled to receive under the Director Compensation Policy during the Term of this Agreement. For clarity, however, this Section 2.4 shall immediately expire upon the termination or expiration of this Agreement.
2.5.
Invoices. Consultant shall provide Company with monthly invoices for each calendar month of Services, including an itemized report and receipts for any expense reimbursements, as well as any COBRA reimbursements due under Section 2.3 of this Agreement. Company shall pay uncontested invoices within thirty (30) days of receipt. Notwithstanding anything herein to the contrary, the Company will not be obligated to pay for Services that do not comply with the terms of this Agreement.
3.
Term and Termination.
3.1.
Term. This Agreement shall constitute an “at will” agreement to provide the Services. This Agreement will terminate on December 31, 2023 (the “Term”); provided, that the Term may be extended by the mutual written agreement of the Parties. Notwithstanding the foregoing to the contrary, this Agreement may be terminated by either Party at any time, for any reason, with or without cause, by giving ninety (90) days’ written notice to the other Party. In addition, this Agreement may be terminated immediately upon written notice by either Party in the event of a material breach of this Agreement by the other Party, or if Consultant enters into full-time employment with another entity and such employment materially affects the Services that the Consultant is performing hereunder. If the Consultant enters into full-time employment with another entity, but this Agreement is not terminated by either Party, the fees paid by the Company will be reduced to fifty percent (50%) of the Rate for the remainder of the Term.
3.2.
Survival. Section 2.5 and Sections 3 through 7 of this Agreement, and any other provision that by its nature must survive to adequately protect the rights, obligations and intentions of the Parties, shall continue in effect after expiration or termination of this Agreement.
4.
Independent Contractor.
4.1.
Relationship of Parties. It is the express intention of the Parties that Consultant will perform the Services as an independent contractor of the Company. This Agreement shall not be construed to create a partnership, joint venture, agency, or employment relationship between Consultant and the Company. Consultant shall not represent itself to be an employee or agent of the Company. Consultant shall have no authority (a) to enter into any agreement on the Company’s behalf or in the Company’s name, (b) to promote or sell the Company’s products or services, or (c) otherwise create obligations on the part of the Company. Consultant shall retain full control over the manner in which it performs the Services.

Consultant shall not receive, nor be entitled to, any workers’ compensation, retirement plans, insurance, stock purchase plans, or other benefits offered to employees of the Company.
4.2.
Tax Obligations. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement and that Consultant is solely responsible for all taxes (both income and employment), withholdings, and other similar statutory obligations including, but not limited to, self-employment tax and workers’ compensation insurance, as well as any federal immigration requirements. Consultant agrees to defend, indemnify and hold Company harmless from any and all penalties or claims made by any entity on account of an alleged failure by Consultant to satisfy any tax or withholding obligations of Consultant.
4.3.
Representations and Warranties. Consultant represents and warrants to the Company that: (a) Consultant has not entered into, and Consultant agrees not to enter into, any agreement, either written or oral, that conflicts or would conflict with Consultant’s obligations under this Agreement during the Term, (b) neither Consultant’s performance of Services, nor the acceptance of the compensation described herein violates the policies of any institution or entity with which Consultant is affiliated, and that all necessary approvals from such institution or entity have been obtained; (c) Consultant is not required to disclose any Kezar Intellectual Property (as defined below) to any third party for any reason; and (d) Consultant has not been debarred under the U.S. Federal Food, Drug, and Cosmetic Act.
4.4.
Performance. Consultant shall, and shall cause all permitted subcontractors to, perform the Services (a) in a professional manner, using commercially reasonable diligence and using a level of care which is consistent with the professional standards generally applicable to such Services, (b) in strict compliance with all applicable federal, state and local laws, rules, regulations and guidelines, and all applicable foreign laws and governmental requirements, and (c) in strict compliance with this Agreement, including using best efforts to meet any timelines and schedules for the performance of the Services, and with all reasonable instructions, direction and requests of the Chief Executive Officer.
5.
Confidential Information.
5.1.
Definition. As used herein, the term “Confidential Information” means any and all information relating to: (a) Company’s business and technology, including, but not limited to, information about research, data, methods, strategies, study results, analysis and findings, dosing, indications, products, samples, cell lines, biological materials, combinations, formulations, processes, trade secrets, designs, know-how, ideas, techniques, inventions, internal documentation, policies, software programs, databases, works of authorship, financial information, customers, clients, marketing and product development plans, forecasts, regulatory information, agreements with third parties and other information concerning Company’s actual or anticipated products or research; or (b) the Work Product, or other information, data or results derived from other Confidential Information or created by Consultant as part of the Services. Confidential Information may be disclosed in writing, orally, or embodied in documents, electronic files or other tangible items.

5.2.
Exceptions. Notwithstanding the foregoing, Confidential Information shall not include information that Consultant can demonstrate by competent written proof: (a) was, at the time of disclosure hereunder, or has since become generally available or known to the general public through no action, inaction or fault of Consultant; (b) was known to Consultant, other than under an obligation of confidentiality (including such confidentiality obligations that existed between Consultant and Company during his tenure as an employee), before the time of disclosure hereunder; (c) was received by Consultant from a third party authorized to make such disclosure without confidentiality restrictions; or (d) is independently developed by Consultant without any use of or reference to the Confidential Information belonging to the Company (whether such Confidential Information was learned, received or generated by Consultant in his roles as an employee, director or consultant to the Company).

5.3.
Use of Confidential Information. Consultant shall use the Confidential Information only in performing the Services under this Agreement and for no other purpose. Consultant shall retain the Confidential Information in strict confidence and not disclose any Confidential Information to any third party without Company’s prior written consent, which consent may be withheld in its sole discretion. Consultant shall take all reasonable precautions to prevent any unauthorized use, access or disclosure of Confidential Information, including, but not limited to: (a) using the highest degree of care that it utilizes to protect its own most sensitive confidential information of a similar nature, but in any case no less than a reasonable standard of care; (b) maintaining any Confidential Information or any information derived therefrom wholly separate from information provided to Consultant by any third party or belonging thereto; (c) not copying or reverse engineering any such Confidential Information, except to the extent necessary to perform the Services; and (d) immediately informing Company, in writing, of any actual or suspected unauthorized use, disclosure or access to Confidential Information.

5.4.
Company Ownership. All Confidential Information shall be the sole property of Company. Consultant understands that the Confidential Information constitutes valuable property of Company and is important to its business. Consultant further agrees that, immediately upon Company’s request, and in any event upon completion of the Services or termination of this Agreement, Consultant shall, at Company’s sole discretion and request, permanently delete or deliver to Company all Confidential Information, including any document, media, or electronic file that contains Work Product. At all times before or after completion of the Services, Company shall have the right to examine the Work Product and any materials relating thereto to ensure Consultant’s compliance with the provisions of this Agreement. Consultant acknowledges that any disclosure or unauthorized use of Confidential Information will constitute a material breach of this Agreement and cause substantial harm to Company for which monetary damages would not be a fully adequate remedy and, therefore, in the event of any such breach, in addition to other available remedies, Company shall have the right to seek injunctive relief.

5.5.
Third Party Agreements. If Company discloses to Consultant any confidential or proprietary information or trade secrets received from a third party, Consultant agrees to treat such information as Confidential Information hereunder. If Company identifies such third party information to Consultant and is obligated under a relevant confidential disclosure agreement, then Consultant agrees to comply with the terms of such third party agreement as if Consultant were a party thereto.

5.6.
Prior Obligations. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose to Company any proprietary information or trade secrets of any third party that is received by Consultant under a duty of confidentiality. Consultant will not bring onto the premises of Company any unpublished document or proprietary information belonging to such third party without written authorization to do so (except for computer files that Consultant does not access at Company’s premises). Consultant will indemnify Company and hold it harmless from and against all claims, liabilities, damages, and expenses, including attorneys’ fees and costs of suit, arising out of or in connection with any misappropriation of such third party’s confidential information resulting in whole or in part from Company’s use of the work product of Consultant under this Agreement.

6.
Intellectual Property.

6.1.
Inventions. As used herein, “Kezar Intellectual Property” means all Work Product and data, results, information, technology, know-how, products, materials, designs, discoveries, formulae, compositions, processes, devices, trade secrets, ideas, inventions, developments, original works of authorship, concepts, improvements and methods, whether or not patentable or registrable under copyright or similar laws, discovered or developed, or conceived or reduced to practice, by Consultant, solely or in collaboration with others: (a) in the course of or as a result of performing the Services; (b) through use of or reference to Confidential Information belonging to the Company; (c) from direct use of facilities or materials that are owned or leased by Company (including the Company’s proprietary products); and/or (d) that directly relate to the Company’s research and development programs targeting the immunoproteasome (the “Immunoproteasome Program”) and the protein secretion pathway and Sec61 translocon (the “Protein Secretion Program”), including without limitation, any and all intellectual property relating to KZR-616 and KZR-261 and methods of use thereof. Consultant hereby agrees to promptly disclose to Company all Kezar Intellectual Property. Consultant shall not disclose any Kezar Intellectual Property to any person outside Company unless requested to do so in writing.
6.2.
Assignment. Consultant hereby agrees to assign (or cause to be assigned) and does irrevocably assign fully to Company, all right, title, and interest throughout the world in and to the Kezar Intellectual Property and any copyrights, patents, or other rights relating to the Kezar Intellectual Property. Consultant agrees that Company shall have the sole right, but not the obligation, to prepare, file, prosecute, maintain, and enforce patents applications and patents worldwide with respect to Kezar Intellectual Property. Consultant agrees to sign, execute and acknowledge at the reasonable expense of Company, any and all documents and to perform, any and all reasonable acts necessary, useful or convenient by Company for perfecting the foregoing assignments and obtaining, enforcing and defending intellectual property rights in any and all jurisdictions with respect to Kezar Intellectual Property. Consultant agrees that Consultant’s foregoing obligation shall continue after the termination of this Agreement. Consultant hereby irrevocably designates and appoints Company and its duly authorized agents, as Consultant’s agents and attorneys-in-fact to act for and on behalf and instead of Consultant, solely to execute and file documents and to do other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.
6.3.
Prior Inventions. Consultant represents that, as of the Effective Date, Consultant does not own or control any inventions or other intellectual property rights that relate in any way to the Services, except for such inventions or rights owned or controlled by the Company pursuant to Consultant’s tenure as an officer and employee of the Company, or such inventions or rights that Consultant has disclosed in writing to the Company prior to entering into this Agreement, which written disclosure by the Consultant shall be attached to and incorporated herein by reference. If any Kezar Intellectual Property or Work Product are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating, any intellectual property rights owned or controlled by Consultant, Consultant hereby grants Company a perpetual, worldwide, royalty-free, non-exclusive, sub-licensable right and license to exploit and exercise all such technology in support of Company’s exercise or exploitation of any Work Product or Kezar Intellectual Property, including any modifications, improvements and derivatives thereof.
7.
Miscellaneous.
7.1.
Non-Compete with Company Programs. During the term of this Agreement and for one (1) year thereafter, Consultant will not directly or indirectly, on behalf of Consultant or any other person or entity, own, be employed by or provide consulting services to any business or institution that directly competes with the Company, or is engaged in research, discovery and development activities, in the field of the Immunoproteasome Program and/or the Protein Secretion Program. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a time or over too great a range of activities or in too broad a geographic area, the Parties agree that it will be interpreted to the maximum extent to which it may be enforceable.
7.2.
Non-Solicitation. During the term of this Agreement and for one (1) year thereafter, Consultant will not personally or through others recruit, solicit, or induce any employee of Company to terminate his or her employment with Company, either directly or indirectly, or for the benefit of another entity with which the Consultant may be affiliated or employed. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a time or over too great a range of activities or in too broad a geographic area, the Parties agree that it will be interpreted to the maximum extent to which it may be enforceable.
7.3.
Assignment. This Agreement will be binding upon and will inure to the benefit of the parties’ permitted successors and assignees. Consultant may not assign this Agreement or any part of this Agreement without the Company’s prior written consent.
7.4.
Notices. All notices hereunder shall be in writing and (a) delivered in person or by certified mail with a confirmed delivery receipt or sent by a nationally recognized overnight delivery service at such Party’s physical address set forth above, or (b) delivered by electronic mail to the such Party’s electronic mail address used during the course of this Agreement (or at such different physical or electronic address as may be designated by such Party by written notice to the other party). All notices by mail or electronic mail shall be deemed delivered upon receipt. The failure of either party to enforce any provision of this Agreement shall not constitute a waiver of the party’s rights to subsequently enforce the provision.
7.5.
Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to choice of law provisions. To ensure the timely and economical resolution of disputes that may arise between the Parties, both Consultant and Company mutually agree to the fullest extent permitted by applicable law, to submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement. The Arbitrator will have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. Notwithstanding anything to the contrary, nothing in this section is intended to prevent either Consultant or Company from obtaining injunctive relief in court to prevent irreparable harm with respect to breach of Section 5 (Confidential Information) or specific performance or other equity relief with respect to Section 6 (Intellectual Property). Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
7.6.
Entire Agreement. This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter. This Agreement may be amended or modified only by a written instrument signed by a duly authorized agent of each Party. If any provision of this Agreement is held to be invalid, such invalidity shall not affect the remaining provisions. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement shall be effective upon full execution by PDF or original, and an electronic signature shall be deemed to be and shall be as effective as an original signature.

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In Witness Whereof, the Parties have executed this Agreement as of the Effective Date.

Christopher Kirk, Ph.D.

By: /s/ Christopher Kirk

Kezar Life Sciences, Inc.

By: /s/ John Fowler
John Fowler

Chief Executive Officer